Exhibit 99.1

MF Global Appoints Jon S. Corzine Chairman and Chief Executive Officer

Former Chairman and Senior Partner of Goldman Sachs, New Jersey Governor and U.S. Senator

to Join International Brokerage Firm

Company Provides Update on Fourth Quarter Financial Performance

NEW YORK, March 23, 2010 — MF Global Holdings Ltd. (NYSE: MF), a leading broker offering customized solutions in global cash and derivatives markets, today announced that its board of directors has appointed Jon S. Corzine as chairman and chief executive officer, effective immediately.

Alison J. Carnwath will be retiring from the board at its next shareholders’ meeting in August 2010, having fulfilled her three-year commitment to the company. Bernard W. Dan has resigned from MF Global as CEO and as a director for personal reasons. He will remain with the company through May 16, 2010, in an interim capacity to facilitate the smooth transition of duties to Mr. Corzine.

“MF Global is a firm with tremendous potential and excellent talent,” said Mr. Corzine. “I see a substantial opportunity for the firm to expand its leadership position in serving clients globally in cash and derivatives markets. I look forward to working with MF Global’s team to set a strategic path that will take the firm to new levels of growth, profitability and reputation. We will continue to provide the highest level of service to our clients, create new opportunities for employees and grow shareholder value. Profitability and responsibility must go hand in hand with growing our franchise.”

Mr. Corzine brings more than three decades of leadership and expertise to MF Global. He served as governor of the state of New Jersey from 2006 to 2010, and in the United States Senate from 2001 to 2006. Prior to entering public service, Mr. Corzine was chairman and senior partner of Goldman Sachs, where he served for 24 years. During his tenure, Mr. Corzine led Goldman’s fixed income division, worked to build the firm’s significant footprint in Asia and served as its chief financial officer. He became senior partner of Goldman Sachs in one of its most difficult periods in 1994, and quickly re-established the firm’s position of profitability and reputation, ultimately taking the company public in 1999.

Mr. Corzine is a graduate of the University of Illinois at Urbana-Champaign and holds a Master of Business Administration degree from the University of Chicago. Mr. Corzine also served in the United States Marine Corps Reserve from 1969 until 1975.

“It has been a pleasure to serve as MF Global’s chairman over the past three years,” said Ms. Carnwath. “I appreciate the commitment and dedication of the board, senior management and employees at MF Global and believe Jon is now the right person to lead MF Global in its next phase of greater growth and profitability. I wish the firm, employees and shareholders continued success.”

“It has been an honor and a privilege for me to lead MF Global,” said Mr. Dan. “However, a number of personal matters now require my full attention. I’d like to thank all of my MF Global colleagues for their contributions, and under the strong leadership of Jon, I firmly believe MF Global is well positioned for the future.”

As part of its standard fiscal year-end reporting, MF Global intends to release earnings in mid-May. MF Global believes its net revenues for the fiscal fourth quarter ending March 31, 2010, will be in the range of $235 million to $245 million. In addition, MF Global believes its capital and liquidity position for the quarter ending March 31, 2010, will not be materially different from that of the quarter ended December 31, 2009.

ABOUT MF GLOBAL

MF Global Holdings Ltd. (NYSE: MF), is a leading broker offering customized solutions in global cash and derivatives markets. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base includes financial institutions, industrial groups, hedge funds and other asset managers as well as professional traders and private/retail clients. MF Global operates in 13 countries on more than 70 exchanges, providing access to some of the largest financial markets in the world and is the leader by volume on many of these markets. For more information, please visit www.mfglobal.com.

ABOUT JON S. CORZINE

Jon S. Corzine joined Goldman Sachs in 1975, as a fixed-income trader. He went on to serve as chief financial officer and as senior partner and chairman from 1994 through 1999. Corzine initiated a landmark Community Teamwork Project under which every department at Goldman sponsored public service projects. He also used proceeds from the firm’s public offering to establish a philanthropic foundation. In recognition of his expertise and reputation, President Bill Clinton named Corzine as chairman of a presidential study of federal capital budgeting to increase investment in schools, infrastructure and technology.

Shortly after leaving Goldman Sachs, Jon Corzine was elected to represent New Jersey in the United State Senate. Corzine served on the Senate Banking, Budget, Energy and Natural Resources, Environment, Foreign Relations and Intelligence Committees. His early accomplishments included shaping and co-sponsoring the Sarbanes-Oxley Act; securing federal funding for the upgrade of New Jersey’s transportation infrastructure; new safeguards to prevent terrorist attacks on chemical facilities; and government assistance for 9/11 families. Corzine also championed initiatives to expand health care for children, to outlaw racial profiling, and to recognize and combat the genocide in Darfur. He was one of only 23 Senators to vote against authorizing the Iraq War.

In January of 2008, Jon Corzine became New Jersey’s 54th governor. To make government live within its means, he initiated pay-as-you-go accounting. He eliminated budget earmarks and secured passage of a constitutional amendment to require voter consent on future debt issuances by the state. He cut the state budget by over $4.5 billion and decreased the public workforce by over 8,000 positions. Even as he made state government leaner, Corzine expanded funding for education and access to health care. In 2007, New Jersey became the first state in more than 40 years to abolish the death penalty, even as the violent crime rate fell during Corzine’s tenure. Mr. Corzine also worked with President Obama in shaping the federal economic recovery package.

In addition to his duties at MF Global, he is being appointed an operating partner at J.C. Flowers & Co. LLC and will hold the title of John L. Weinberg/ Goldman Sachs & Co Visiting Professor at Princeton University’s Woodrow Wilson School of Public and International Affairs for the 2010-2011 academic year.

Contacts:

Media

Maria Gemskie, North America, +1-312-548-1286, mgemskie@mfglobal.com

Diana DeSocio, Europe and Asia, +44-(0)20 7144 4062, ddesocio@mfglobal.com

Investors

Lisa Kampf, 212-589-6592, lkampf@mfglobal.com

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